CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Global Medium-Term Notes, Series A	$4,040,280	$288.07

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Pricing Supplement dated November 12, 2010

(To the Prospectus dated August 31, 2010, Prospectus Supplement dated August 31, 2010 and Index Supplement dated August 31, 2010)

Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-169119

$4,040,280 Barclays Bank PLC Return Optimization Securities with Partial Protection

Linked to the S&P 500® Index due November 19, 2012

Investment Description

Return Optimization Securities with Partial Protection (“ROSPP” or the “Securities”) are unconditional, unsecured and unsubordinated debt securities issued by Barclays Bank PLC (the “Issuer”) with returns linked to the performance of the S&P 500® Index (the “Index”). The ROSPP are designed to enhance index returns in a moderate-return environment—meaning an environment in which the component stocks of the Index generally experience moderate appreciation. If the Index Return is positive, at maturity you will receive your initial investment plus 2 times the Index Return, up to the Maximum Gain of 19.80%, providing you with an opportunity to outperform the Index. If the Index Return is between 0 and -10% (inclusive), at maturity you will receive your principal. If the Index Return is below -10%, at maturity you will lose 1% (or a fraction thereof) of your principal for every 1% (or a fraction thereof) that the Index Return is below -10%. Accordingly, if the Index declines by more than 10% over the term of the ROSPP, you may lose up to 90% of your principal. Investing in the ROSPP involves significant risks including potential loss of up to 90% of your initial investment, limited appreciation at maturity and Barclays Bank PLC’s credit risk. The partial protection feature applies only if the ROSPP are held to maturity. Any payment on the ROSPP, including any partial protection feature, is subject to the creditworthiness of the Issuer and is not, either directly or indirectly, an obligation of any third party.

Features

❑

Tactical Investment Opportunity: If you are seeking market exposure to the Index, the ROSPP may provide an alternative to traditional investments. At maturity, the ROSPP enhance any positive Index Return up to the Maximum Gain while providing an initial cushion from a negative Index Return at maturity. In moderate-return environments, this strategy provides the opportunity to outperform investments that track the performance of the Index.

❑

Partial Protection Feature: If you hold the ROSPP to maturity, your investment will be protected from the first 10% decline in the Index Return, subject to the creditworthiness of the Issuer, and will have 1-for-1 downside exposure to any negative Index Return below -10%.

Key Dates

Trade Date	November 12, 2010
Settlement Date	November 17, 2010
Final Valuation Date[1]	November 13, 2012
Maturity Date[1]	November 19, 2012

[1]

Subject to postponement in the event of a market disruption event and as described under “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities, Interest Rates, Currency Exchange Rates, Currencies, or Other Asset or Variables (other than Commodities)” in the prospectus supplement.

Security Offering

We are offering Return Optimization Securities with Partial Protection linked to the performance of the S&P 500® Index (the “Index”). If the Index Return is positive over the term of the ROSPP, at maturity investors will receive their principal plus a return equal to 2 times the Index Return, up to the Maximum Gain. If the Index Return is between 0 and -10% (inclusive), at maturity you will receive your principal. If the Index Return is below -10%, at maturity you will lose 1% (or a fraction thereof) of your principal for every 1% (or a fraction thereof) that the Index Return is below -10%. The Maximum Gain for the ROSPP as well as the maximum payment at maturity are listed below. The ROSPP are our unsecured obligations and are offered at a minimum investment of $1,000 (100 Securities) in denominations of $10 and integral multiplies thereof.

Offering	Multiplier	Maximum Gain	Maximum Payment at Maturity per $10 Security	Index Starting Level	CUSIP	ISIN
ROSPP linked to the S&P 500® Index	2x	19.80%	$11.98	1,199.21	06740P817	US06740P8178

See “Additional Information about Barclays Bank PLC and the Securities” on page PS-2 of this pricing supplement. The Securities will have the terms specified in the prospectus dated August 31, 2010, the prospectus supplement dated August 31, 2010, the index supplement dated August 31, 2010 and this pricing supplement. See “Key Risks” on page PS-6 of this pricing supplement, “Risk Factors” beginning on page S-5 of the prospectus supplement and “Risk Factors” beginning on page IS-2 of the index supplement for risks related to investing in the Securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

We may use this pricing supplement in the initial sale of Securities. In addition, Barclays Capital Inc. or any other of our affiliates may use this pricing supplement in market resale transactions in any Securities after the initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Securities constitute Barclays Bank PLC’s direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public	Underwriting Discount	Proceeds to Barclays Bank PLC
Per Security	$10.00	$0.20	$9.80
Total	$4,040,280	$80,805.60	$3,959,474.40

UBS Financial Services Inc.	Barclays Capital Inc.

Additional Information about Barclays Bank PLC and the ROSPP

You should read this pricing supplement together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated August 31, 2010 and the index supplement dated August 31, 2010 relating to our Global Medium-Term Securities, Series A, of which these Securities are a part. This pricing supplement, together with the documents listed below, contains the terms of the Securities and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement and the index supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

♦	Prospectus supplement dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201604/d424b3.htm

♦	Index supplement dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201630/d424b3.htm

Our SEC file number is 1-10257. References to “Barclays,” Barclays Bank PLC,” “we,” “our” and “us” refer only to Barclays Bank PLC and not to its consolidated subsidiaries. In this document, “Securities” refers to the Return Optimization Securities with Partial Protection linked to the performance of the S&P 500® Index that are offered hereby, unless the context otherwise requires.

Investor Suitability

The ROSPP may be suitable for you if:

♦

You believe that the Index will increase moderately—meaning that you believe that the Index will increase over the term of the ROSPP, although such an increase is unlikely to exceed the Maximum Gain at maturity.

♦	You are willing to risk losing up to 90% of your initial investment if the Index Ending Level declines by more than 10% from the Index Starting Level.

♦	You do not seek current income from this investment.

♦	You are willing and able to hold the ROSPP to maturity, a term of approximately 24 months.

♦	You are willing to invest in securities for which there may be little or no secondary market.

♦	You are comfortable with the creditworthiness of Barclays Bank PLC, as Issuer of the ROSPP.

♦	You are willing to forgo dividends paid on the stocks included in the Index.

♦	You are willing to invest in the Securities subject to the Maximum Gain.

The ROSPP may not be suitable for you if:

♦	You do not believe that the Index will increase over the term of the ROSPP, or you believe that the Index will increase by more than the Maximum Gain at maturity.

♦

You are unwilling to make an investment that is exposed to the full downside performance risk of the Index beyond the Protection Percentage (i.e., the Index Ending Level declines by more than 10% from the Index Starting Level).

♦	You seek an investment that is exposed to the full potential appreciation of the Index, without the cap of the Maximum Gain at maturity.

♦	You seek current income from this investment.

♦	You are unwilling or unable to hold the ROSPP to maturity.

♦	You are not willing or unable to assume the credit risk associated with Barclays Bank PLC, as Issuer of the ROSPP.

♦	You seek an investment for which there will be an active secondary market.

♦	You prefer to receive any dividends paid on the stocks included in the Index.

♦	You are unwilling to make an investment that could result in the loss of up to 90% of your investment.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the ‘Key Risks” beginning on page PS-6 of this pricing supplement for risks related to an investment in the Securities.

Final Terms[1]

Issuer:	Barclays Bank PLC
Issue Price:	$10.00 per Security
Minimum Investment:	$1,000.00 (100 Securities)
Term:	24 months
Reference Asset[2]:	S&P 500® Index (the “Index”)
Payment at Maturity (per $10.00)[3]:

If the product of the Index Return and the Multiplier is equal to or greater than the Maximum Gain, you will receive:

$10.00 + ($10.00 x Maximum Gain)

If the Index Return is positive and the product of the Index Return and the Multiplier is less than the Maximum Gain, you will receive:

$10.00 + ($10.00 x Multiplier x Index Return)

If the Index Return is between zero and -10% (inclusive), you will receive a cash payment equal to the principal amount of your ROSPP:

$10.00

If the Index Return is below -10%, you will lose 1% (or a fraction thereof) of your principal for every 1% (or a fraction thereof) that the Index Return is below -10%. Accordingly, you will receive:

$10.00 + ($10.00 x [Index Return + Protection Percentage])

Accordingly, if the Index Ending Level declines by more than 10% from the Index Starting Level you may lose up to 90% of your principal investment.

Your principal is protected up to 10% only if you hold the Securities to maturity. Any payment on the Securities, including any principal protection feature, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Key Risks—Credit of Issuer” in this pricing supplement.

Multiplier:	2
Maximum Gain:	19.80%
Protection Percentage[3]:	10%
Index Return:	Index Ending Level – Index Starting Level Index Starting Level
Index Starting Level:	1,199.21, the closing level of the Index on the Trade Date.
Index Ending Level:	The closing level of the Index on the Final Valuation Date.
Calculation Agent:	Barclays Bank PLC

Determining Payment at Maturity

In this case, you may lose up to 90% of your principal investment.

[1]	Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.
[2]

For a description of adjustments that may affect the reference asset, see “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” in the prospectus supplement.

[3]

Any payment on the Securities, including any partial principal protection, is provided by Barclays Bank PLC and therefore, is dependent on the ability of Barclays Bank PLC to satisfy its obligations when they come due and is not, either directly or indirectly, an obligation of any third party.

Scenario Analysis, Hypothetical Return Table and Examples at Maturity

The following scenario analysis is based on a Maximum Gain of 19.80% and a range of performance in the Index from +40% to -40%. The Index Return may be below -40%, and therefore, you could lose up to 90% of your initial investment.

The examples and table below illustrate the payment at maturity for a $10.00 Security on an offering of Securities, with the following terms:*

Term:	24 months

Index Starting Level:	1,199.21

Multiplier:	2

Maximum Gain:	19.80%

*	Numbers have been rounded for ease of analysis.

Index Ending Level	Index Return*	Payment at Maturity	Securities Total Return at Maturity
2,398.42	100.00%	$11.98	19.80%
2,278.50	90.00%	$11.98	19.80%
2,158.58	80.00%	$11.98	19.80%
2,038.66	70.00%	$11.98	19.80%
1,918.74	60.00%	$11.98	19.80%
1,798.82	50.00%	$11.98	19.80%
1,678.89	40.00%	$11.98	19.80%
1,558.97	30.00%	$11.98	19.80%
1,439.05	20.00%	$11.98	19.80%
1,319.13	10.00%	$11.98	19.80%
1,317.93	9.90%	$11.98	19.80%
1,259.17	5.00%	$11.00	10.00%
1,199.21	0.00%	$10.00	0.00%
1,139.25	-5.00%	$10.00	0.00%
1,079.29	-10.00%	$10.00	0.00%
959.37	-20.00%	$9.00	-10.00%
899.41	-25.00%	$8.50	-15.00%
839.45	-30.00%	$8.00	-20.00%
719.53	-40.00%	$7.00	-30.00%
599.61	-50.00%	$6.00	-40.00%
479.68	-60.00%	$5.00	-50.00%
359.76	-70.00%	$4.00	-60.00%
239.84	-80.00%	$3.00	-70.00%
119.92	-90.00%	$2.00	-80.00%
0.00	-100.00%	$1.00	-90.00%

*	The Index Return excludes any cash dividend payments.

Example 1—On the Final Valuation Date, the Index Ending Level closes 3% above the Index Starting Level.

Because the Index Return is 3%, you will receive two times the Index Return, or a 6.00% total return, and your payment at maturity of $10.60 per $10.00 ROSPP will be calculated as follows:

$10.00 + ($10.00 x (2 x 3%)) = $10.00 + $0.60 = $10.60

Example 2—On the Final Valuation Date, the Index Ending Level closes 20% above the Index Starting Level.

Because 2 times the Index Return of 20% is more than the Maximum Gain of 19.80%, you will receive the Maximum Gain of 19.80%, or $11.98 per $10.00 ROSPP.

Example 3—On the Final Valuation Date, the Index Ending Level closes 3% below the Index Starting Level.

Because the decline from the Index Starting Level to the Index Ending Level is less than the Protection Percentage, you will receive a cash payment of $10.00.

Example 4—On the Final Valuation Date, the Index Ending Level closes 50% below the Index Starting Level.

Because the Index Return is -50%, and therefore below the Protection Percentage, you will receive a cash payment at maturity of $6.00 per $10.00 ROSPP calculated as follows:

$10.00 + ($10.00 x (-50% + 10%)) = $10.00 – $4.00 = $6.00

Accordingly, if the Index Ending Level closes more than 10% below the Index Starting Level, you may lose up to 90% of your initial investment.

What are the tax consequences of the ROSPP?

Some of the tax consequences of your investment in the ROSPP are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. As described in the prospectus supplement, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your ROSPP as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement.

The United States federal income tax consequences of your investment in the ROSPP are uncertain and the Internal Revenue Service could assert that the ROSPP should be taxed in a manner that is different than described below. Pursuant to the terms of the ROSPP, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your ROSPP as a pre-paid cash-settled executory contract with respect to the Index. If your ROSPP are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your ROSPP in an amount equal to the difference between the amount you receive at such time and the amount you paid for your ROSPP. Such gain or loss should generally be long-term capital gain or loss if you have held your ROSPP for more than one year.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your ROSPP in the manner described above. This opinion assumes that the description of the terms of the ROSPP in this pricing supplement is materially correct.

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the ROSPP, possibly with retroactive effect.

For a further discussion of the tax treatment of your ROSPP as well as possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the ROSPP. For additional, important considerations related to tax risks associated with investing in the ROSPP, you should also examine the discussion in “Key Risks—Taxes”, in this pricing supplement.

Recently Enacted Legislation. Under recently enacted legislation, individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 in taxable years beginning after March 18, 2010 will generally be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following (which may include your ROSPP), but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the ROSPP.

Key Risks

An investment in the ROSPP involves significant risks. Investing in the ROSPP is not equivalent to investing directly in the Index. Some of the risks that apply to an investment in the ROSPP offered hereby are summarized below, but we urge you to read the more detailed explanation of risks relating to the ROSPP generally in the “Risk Factors” section of the prospectus supplement. You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the ROSPP in light of your particular circumstances.

♦

At maturity you risk losing some of your principal—If the Index Return is less than -10%, you will lose 1% (or a fraction thereof) of your principal for each 1% (or a fraction thereof) that the Index Return is less than -10%. Accordingly, if the Index has declined by more than 10% over the term of the ROSPP, you will lose some of your principal.

♦

Partial Protection only if you hold the ROSPP to maturity—You will be entitled to receive at least 10% of the principal amount of your ROSPP only if you hold the ROSPP to maturity. The market value of the ROSPP may fluctuate between the date you purchase them and the Final Valuation Date. If you sell your ROSPP in the secondary market prior to maturity, you will not receive partial principal protection on the portion of your ROSPP sold. You should be willing to hold your ROSPP to maturity.

♦

Your Potential Return on the ROSPP Is Limited to the Maximum Gain—If the Index Ending Level is greater than the Index Starting Level, for each $10 principal amount ROSPP you will receive at maturity $10 plus an additional amount that will not exceed 19.80% of the principal amount, regardless of the appreciation in the Index, which may be significant. We refer to this percentage as the Maximum Gain.

♦

Credit of Issuer: The ROSPP are unsecured debt obligations of the Issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the ROSPP, including any partial protection, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the ROSPP and, in the event Barclays Bank PLC were to default on its obligations, you may not receive the amounts owed to you under the terms of the ROSPP.

♦	No Interest Payments—As a holder of the ROSPP, you will not receive interest payments over the term of the Securities.

♦

Certain Built-In Costs Are Likely to Adversely Affect the Value of the ROSPP Prior to Maturity—While the payment at maturity, if any, for the offered ROSPP described in this pricing supplement is based on the full principal amount of the ROSPP, the original issue price of the ROSPP includes the agents’ commission and the estimated cost of hedging our obligations under the ROSPP through one or more of our affiliates. As a result, the price, if any, at which Barclays Bank PLC or its affiliates will be willing to purchase the ROSPP from you prior to maturity in secondary market transactions, if at all, will likely be lower than the original issue price, and any such sale prior to the maturity date could result in a substantial loss to you. The ROSPP are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your ROSPP to maturity.

♦

Dealer Incentives—We, our affiliates and agents act in various capacities with respect to the ROSPP. We and other of our affiliates may act as a principal, agent or dealer in connection with the ROSPP. Such affiliates, including the sales representatives, will derive compensation from the distribution of the ROSPP and such compensation may serve as an incentive to sell these ROSPP instead of other investments. We will pay compensation of $0.20 per Security to the principals, agents and dealers in connection with the distribution of the ROSPP.

♦

Limited Liquidity—The ROSPP will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the ROSPP in the secondary market but are not required to do so and may cease any such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the ROSPP easily. Because other dealers are not likely to make a secondary market for the ROSPP, the price at which you may be able to trade your ROSPP is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the ROSPP.

♦

Owning the Securities is Not the Same as Owning the Stocks Comprising the Index—The return on the Securities may not reflect the return you would realize if you actually owned the stocks included in the Index. As a holder of the Securities, you will not receive interest payments, and you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of stocks included in the Index would have.

♦

Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the ROSPP, including acting as calculation agent and hedging our obligations under the ROSPP. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the ROSPP.

♦

Taxes—The U.S. federal income tax treatment of the ROSPP is uncertain and the Internal Revenue Service could assert that the ROSPP should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, on December 7, 2007, the Internal Revenue Service issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the ROSPP even though you will not receive any payments with respect to the ROSPP until maturity and whether all or part of the gain you may recognize upon the sale or maturity of an instrument such as the ROSPP could be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis. You should consult your tax advisor as to the possible alternative treatments in respect of the ROSPP.

♦

Potentially inconsistent research, opinions or recommendations by Barclays, UBS Financial Services Inc. or their respective affiliates—Barclays, UBS Financial Services Inc. or their respective affiliates and agents may publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by Barclays, UBS Financial Services Inc. or their respective affiliates or agents may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the Securities and the Index.

♦

Potential Barclays Bank PLC impact on price—Trading or transactions by Barclays Bank PLC or its affiliates in the stocks comprising the Index, or in futures, options, exchange traded funds or other derivative products on the stocks comprising the Index may adversely affect the market value of the stocks comprising the Index, the level of the Index, and, therefore, the market value of the Securities.

♦

The Payment at Maturity on Your ROSPP is Not Based on the Level of the Index at Any Time Other than the Final Valuation Date—The Index Ending Level of the Index and the Index Return will be based solely on the closing level of the Index on the Final Valuation Date (subject to adjustments as described in the prospectus supplement). Therefore, if the level of the Index drops precipitously on the Final Valuation Date, the payment at maturity, if any, that you will receive on your ROSPP may be significantly less than it would otherwise have been had the payment at maturity been linked to the level of the Index at a time prior to such drop. Although the level of the Index on the maturity date or at other times during the life of your ROSPP may be higher than the level of the Index on the Final Valuation Date, you will not benefit from the level of the Index at any time other than the Final Valuation Date.

♦

Many Economic and Market Factors Will Affect the Value of the Securities—In addition to the level of the Index on any day, the value of the Securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

♦	the expected volatility of the Index;

♦	the time to maturity of the Securities;

♦	the market price and dividend rate on the component stocks underlying the Index;

♦	interest and yield rates in the market generally and in the markets of the component stocks underlying the Index;

♦	a variety of economic, financial, political, regulatory or judicial events;

♦	supply and demand for the Securities; and

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings

S&P 500® Index

The S&P 500® Index (the “S&P 500 Index”) is published by Standard & Poor’s Financial Services LLC. The S&P 500 Index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the value of the S&P 500 Index is based on the relative value of the aggregate market value of the common stock of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. Ten main groups of companies comprise the S&P 500 Index, with the percentage weight of each group as of November 12, 2010 indicated below: Consumer Discretionary (10.66%); Consumer Staples (11.00%); Energy (11.66%); Financials (15.63%); Health Care (11.21%); Industrials (10.58%); Information Technology (19.07%); Materials (3.66%); Telecommunications Services (3.09%); and Utilities (3.45%). The foregoing information is derived without independent verification from the following website: http://www.standardandpoors.com. We are not incorporating by reference the website or any material it includes into this pricing supplement.

The S&P 500 Index is reported by Bloomberg under the ticker symbol “SPX <Index>“.

The information on the S&P 500 Index provided in this pricing supplement should be read together with the discussion under the heading “Non—Proprietary Indices—Equity Indices—S&P 500® Index” in the index supplement.

Historical Information

The following graph sets forth the historical performance of the S&P 500 Index based on the weekly closing levels of the S&P 500 Index from April 4, 1997 through November 12, 2010. The closing level of the S&P 500 Index on November 12, 2010 was 1,199.21.

We obtained the closing levels of the S&P 500 Index below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical levels of the S&P 500 Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level on the Final Valuation Date. We cannot give you assurance that the performance of the S&P 500 Index will result in the return of any of your initial investment.

S&P 500® Index Historical Performance

April 4, 1997 – November 12, 2010

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Supplemental Plan of Distribution

We have agreed to sell to Barclays Capital Inc. and UBS Financial Services Inc., together the “Agents”, and the Agents have agreed to purchase, all of the ROSPP at the price indicated on the cover of this pricing supplement, the document that has been filed pursuant to Rule 424(b)(2) and contains the final pricing terms of the ROSPP. UBS Financial Services Inc. may allow a concession not in excess of the underwriting discount set forth on the cover of the pricing supplement to its affiliates.

We or our affiliates will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the ROSPP and the Agents and/or an affiliate may earn additional income as a result of payments pursuant to the swap, or related hedge transactions.

We have agreed to indemnify the Agents against liabilities, including certain liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agents may be required to make relating to these liabilities as described in the prospectus and the prospectus supplement. We have agreed that UBS Financial Services Inc. may sell all or a part of the ROSPP that it purchases from us to its affiliates at the price that is indicated on the cover of this pricing supplement that is available in connection with the sale of the ROSPP.